SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. __)*

                               China Mineral Acquisition Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    1694EQ106
             ------------------------------------------------------
                                 (CUSIP Number)

                               October 5, 2006
             ------------------------------------------------------
                  (Date of Event which Requires Filing of this
                                   Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                                [X] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

                    ----------------------------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-------------------                                           -----------------
CUSIP No. 1694EQ106                                         Page 2 of 5 Pages
-------------------                                           -----------------

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   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	OTA LLC
	13-3545927

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]

                                                                   (b)   [ ]
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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE, USA
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                      5    SOLE VOTING POWER

                           192400
                     ----------------------------------------------------------
    NUMBER OF         6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY
    OWNED BY         ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                 192400
      WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER


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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


	 192400
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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [ ]

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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


	3.848%
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  12     TYPE OF REPORTING PERSON

	Broker-Dealer

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-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	Options Trading Associates LLC
	13-3706530

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [ ]

                                                                   (b)   [ ]
-------------------------------------------------------------------------------
   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE, USA
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                      5    SOLE VOTING POWER

                           54066
                     ----------------------------------------------------------
    NUMBER OF         6    SHARED VOTING POWER
     SHARES
  BENEFICIALLY
    OWNED BY         ----------------------------------------------------------
      EACH            7    SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                54066
      WITH           ----------------------------------------------------------
                      8    SHARED DISPOSITIVE POWER


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   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


	54066
-------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                         [ ]

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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


	1.267%
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  12     TYPE OF REPORTING PERSON

	Broker-Dealer

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		   *SEE INSTRUCTIONS BEFORE FILLING OUT!

**Calculation of the reporting person's beneficial ownership is based on an approximate number of outstanding shares as reported by the issuer in a public filing filed with the SEC on September 25, 2006.

*** See Item 4.

Item 1(a).  Name of Issuer:                  China Mineral Acquisition Corp.


Item 1(b).  Address of Issuers's              210 East 85th Street, Suite 16
            Principal Executive Offices:      New York, NY 10028


Item 2(a).  Name of Person Filing:           OTA FINANCIAL GROUP
         			             IRS No. 13-4078069

Item 2(b).  Address of Principal Business    ONE MANHATTANVILLE ROAD
            Office or, if None, Residence:   PURCHASE, NY 10577

Item 2(c).  Citizenship:                     USA


Item 2(d).  Title of Class of Securities:    Common Stock

Item 2(e).  CUSIP Number:                    1694EQ106


Item 3.   If This Statement  is Filed  Pursuant to  Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

      (a)   |x|   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   |_|   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   |_|   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   |_|   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   |_|   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   |_|   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).




Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          OTA LLC 192400

	  Options Trading Associates LLC 54066

          Total Amount 141560

     (b)  Percent of class:

	  OTA LLC 3.848%

	  Options Trading Associates 1.267%

  	  Total Percentage 5.115%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote,

	        OTA LLC 192400

	        Options Trading Associates LLC 54066


          (ii)  Shared power to vote or to direct the vote 0,


          (iii) Sole power to dispose or to direct the disposition of,

		OTA LLC 192400

	  	Options Trading Associates LLC 54066


          (iv)  Shared power to dispose or to direct the disposition of 0



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

     	N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

  	 Subsidiary				Item 3 Classification

	 OTA LLC				Broker Dealer

	 Options Trading Associates LLC		Broker Dealer

Item 8.  Identification  and  Classification  of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10.  Certifications.

|X| (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

	After  reasonable  inquiry and to the best of my  knowledge  and belief,  I certify that the information  set forth in this statement is true,  complete and correct.


               						10/10/2006
                                         ---------------------------------------
                                                         (Date)


                                               /s/  JOHN HANRATTY
                                         ---------------------------------------
                                                       (Signature)


                                         JOHN HANRATTY, cHIEF COMPLIANCE OFFICER
                                         ---------------------------------------
                                                      (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).